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                                  NEWS RELEASE

Rick L. Catt, President                               FOR IMMEDIATE RELEASE
  And Chief Executive Officer                             August 1, 2003
First Robinson Financial Corporation
501 East Main Street
Robinson, IL  62454

                      FIRST ROBINSON FINANCIAL CORPORATION
                        ANNOUNCES FIRST QUARTER EARNINGS
                             AND REPURCHASE PROGRAM
                             ----------------------

First Robinson Financial Corporation (OTC Bulletin Board: "FRFC"), the Holding Company for First Robinson Savings Bank, National Association, has announced earnings for the first quarter ended June 30, 2003. President Rick Catt said, "We are pleased to report a significant increase in our net earnings as compared to last year. Net income was $337,000 for the quarter, an increase of $97,000 or 40.4% over last year's earnings of $240,000 for the same quarter."

Net interest income increased by $115,000 or 13.4% from $861,000 to $976,000 for the three months ending June 30, 2003. Net interest income after provision for loan losses was $961,000 for the quarter ended June 30, 2003, compared to $846,000 for the quarter ending June 30, 2002, an increase of $115,000, or 13.6%. Provision for loan losses was $15,000 for both of the comparable quarters. The interest rate spread for the three months ended June 30, 2002 was 3.54% compared to 3.32% for the three months ended June 30, 2002.

Non-interest income was $357,000 for the quarter ended June 30, 2003, compared to $276,000 for the quarter ended June 30, 2003, an increase of $81,000, or 29.3%. Non-interest expense was $779,000 for the quarter ended June 30, 2003 compared to $796,000 for the three months ended June 30, 2002, a decrease of $17,000, or 2.1%. Catt added, "The increase in non-interest income is the result of increased activity in the rewriting of real estate mortgages. We are also pleased that we were able to slightly reduce our non-interest expense."

Return on average assets, for the quarter ended June 30, 2003 was 1.25% as compared to 0.98% for the three months ended June 30, 2002. Return on average stockholders' equity, was 12.98% for the quarter ended June 30, 2003 as compared to 10.54% for the quarter ended June 30, 2002.

The January 21st, 2003 stock repurchase program concluded June 30, 2003 with none of the authorized 25,000 shares being purchased. The Board of Directors approved a new stock repurchase plan on July 15, 2003, which authorizes management to purchase up to a maximum of 25,000 shares until December 31, 2003. As of July 30, 2003, the Company has 517,686 shares outstanding. Also, on June 16, 2003 the Company paid its sixth consecutive annual dividend to First Robinson Financial Corporation stockholders of record as of June 2, 2003.

As of June 30, 2003, the Company had assets of $104.2 million, liabilities of $93.7 million and stockholders' equity of $10.5 million. Through its banking subsidiary, the Company operates three full-service offices and one drive-up facility in Robinson, Palestine and Oblong, Illinois.

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                      SELECTED CONSOLIDATED FINANCIAL DATA
                      FIRST ROBINSON FINANCIAL CORPORATION

Operation Data:                                         For the Quarter Ended
                                                                June 30,
                                                                --------
                                                          2003           2002
                                                          ----           ----
                                                            (In Thousands)
                                                       Unaudited       Unaudited

Total Interest Income                                     $1,433        $1,506

Total Interest Expense                                       457           645

Net Interest Income                                          976           861

Provision for Loan Losses                                     15            15

Net Interest Income After Provision                          961           846

Total Non-Interest Income                                    357           276

Total Non-Interest Expense                                   779           796

Income Before Taxes                                          539           326

Provision for Income Taxes                                   202            86

Net Income                                                   337           240

Basic Earnings per Share                                   $0.68         $0.49

Diluted Earnings per Share                                 $0.67         $0.49


Selected Ratios
---------------

Return on Average Assets                                   1.25%         0.98%

Return on Average Stockholders' Equity                    12.98%        10.54%

Average Assets                                          $107,924       $98,161

Average Stockholder's Equity                              10,379         9,111


Balance Sheet Data:                                     June 30,      March 31,
-------------------                                       2003          2003
                                                          ----          ----
                                                        Unaudited      Audited

Total Assets                                            $104,160      $103,278

Total Liabilities                                         93,641        92,907

Stockholders' Equity                                      10,519        10,371